Exhibit 10.5

[Note - the original Agreement is written in the Chinese language. In accordance with Rule 403(c) under the Securities Act of 1933, the registrant is filing an English summary of the Agreement as set forth below.]

Summary of

Suqian Economic and Technological Development Zone
Industrial Project Investment Agreement

Dated July 2, 2013

The parties to the Agreement are Suqian Municipal Economic Development Company (“SMEDC”) and Ascent Solar Technologies, Inc. (“Ascent”).
The Agreement establishes a framework for the parties to jointly establish a company with the proposed name of Ascent Solar (Jiangsu) Technology Co., Ltd.in Suqian, Jiangsu Province, People's Republic of China (“JV”). The JV would be formed to own and operate manufacturing facilities in Suqian that will manufacture solar photovoltaic modules (and related products) based on Ascent's technology.

A.	The JV project would involve an aggregate investment total of $500 million over three phases:

a.	Phase I investment of $160 million.

i.	SMEDC shall invest Renminbi (“RMB”) 200 million in cash.

ii.	ASTI shall invest in kind in the form of manufacturing equipment valued at RMB 600 million and technology & intellectual property valued at RMB 200 million.

iii.	The initial registered capital of the JV shall be of $40 million.

b.	Phase II investment of $160 million.

c.	Phase III investment of $180 million.

B.	Target annual revenue of RMB 6 billion and tax revenue of RMB 500 million upon completion of all three phases within 6 years.

C.
Initial project location at the Eastern district of Taiwan Entrepreneurs and Innovative Technological Industrial Park of Suqian Economic and Technological Development Zone with expansion into Suqian Photon Electrical Industrial Park.

D.	SMEDC Commitments:

a.	A photovoltaic grade factory of 25,000 square meters, rent free for 5 years.

b.	Additional 100,000 square meter factory for later development, as needed, and provide Ascent the right to purchase the factory and land at SMEDC cost.

c.	Initial contribution to registered capital of approximately $4.9 million by SMEDC and $1.6 million by Ascent.

d.	Rent free accommodations for Ascent's senior management team and scientists for three years.

e.	Provide Ascent an option to buy an additional 5 acres, at SMEDC cost, of commercially zoned land subsequent to qualification of the first production line.

f.	Assistance to Ascent to obtain all licensing and for employee recruitment.

g.	Preferential tax rates, including exemption from corporate income tax for the first five profitable years and at a 50% rate reduction the fifth to tenth years of profitability.

h.	Exemption from valued added tax, through refunds of taxes paid, during years one and two and at a 50% rate during years three through five.

i.	Exemption from property taxes, through refunds of taxes paid, for first five years of operations.

j.	Exemption from administrative fees at the municipal government level during business startup and operational service charges at the lowest rates.

k.	Management bonus opportunity of 30% of post-tax operating profits for the JV managers and employees.

l.	Provide Ascent the option to purchase SMEDC JV shares at a price which provides SMEDC a modest annual return.

E.	Ascent Commitments:

a.	The project investment amounts shall not fall below certain RMB per acre amounts.

b.	Ascent's equipment and technology & intellectual properties investment is subject to evaluation and verification by qualified authorities.

c.	Ascent shall move equipment to the project location within 120 days.

d.	ASTI shall not invest in any alternative manufacturing location prior to completion of all three project phases.

F.	JV Management Structure

a.	The board composition shall be three members, in which SMEDC will appoint one and Ascent will appoint two members.

b.	The General Manager of the JV shall be appointed by Ascent.

c.	SMEDC shall appoint one internal auditor/inspector.

d.	The JV shall hold Board meetings twice a year, as called by the Chairman.

G.	Liability for Breach of Contract

a.	Losses shall be assumed by breaching party.

b.	SMEDC reserves the right to revoke the land-use right if Ascent does not timely pay contractually agreed upon fees.

c.
Upon project commencement, project delays caused by Ascent may allow SMEDC the right to collect 20% of certain fees. Delays caused by Ascent exceeding six months may allow SMEDC the right to recover certain fees and require Ascent to assume any losses.

H.	Ascent must obtain written consent from SMEDC to transfer the rights and obligations of the contract to a third party.